UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

ACTAVIS plc

(Exact name of registrant as specified in its charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On October 18, 2013, Actavis, Inc., a wholly-owned subsidiary of Actavis plc (the “Company”), instructed Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to that certain indenture, dated as of August 24, 2009, between Actavis, Inc. and the Trustee, as amended by a first supplemental indenture, dated as of August 24, 2009, a second supplemental indenture, dated as of May 7, 2010, a third supplemental indenture, dated as of October 2, 2012 and a fourth supplemental indenture, dated as of October 1, 2013 (collectively, the “Indenture”), governing its 5.000% Senior Notes due 2014 (the “Notes”), to issue a notice from Actavis, Inc. to the holders of the Notes that Actavis, Inc. has elected to redeem in full the entire aggregate principal amount of the Notes on November 5, 2013 (the “Redemption Date”). The Notes, which have an outstanding principal balance of $450 million and which are fully and unconditionally guaranteed by the Company, will be redeemed at a redemption price equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes from the Redemption Date to August 15, 2014, discounted to the Redemption Date on a semi-annual basis at the Treasury Rate (as defined in the Indenture), plus 40 basis points, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2013

ACTAVIS plc

By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Chief Legal Officer – Global and Secretary